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                                                                     EXHIBIT 8.2
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                                          November __, 1998

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The Board of Directors                                        The Board of Directors
    of Lodgian, Inc.                                              of P-Burg Lodging Associates, Inc.
1601 Belvedere Road                                           Two Live Oak Center
West Palm Beach, Florida 33406                                3445 Peachtree Road, N.E., Suite 700
                                                              Atlanta, Georgia 30326

The Board of Directors                                        The Board of Directors
    of Hazard Lodging Associates, Inc.                            of Memphis Lodging Associates, Inc.
Two Live Oak Center                                           Two Live Oak Center
3445 Peachtree Road, N.E., Suite 700                          3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326                                        Atlanta, Georgia 30326

The Board of Directors                                        The Board of Directors
    of Delk Lodging Associates, Inc.                              of Impac Hotel Development, Inc.
Two Live Oak Center                                           Two Live Oak Center
3445 Peachtree Road, N.E., Suite 700                          3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326                                        Atlanta, Georgia 30326

The Board of Directors                                        The Board of Directors
    of Impac Design and Construction, Inc.                        of Impac Hotel Group, Inc.
Two Live Oak Center                                           Two Live Oak Center
3445 Peachtree Road, N.E., Suite 700                          3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326                                        Atlanta, Georgia 30326
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         Re: Merger of Lodgian Affiliated Subsidiaries with and into Impac
             Affiliated Companies.

Ladies and Gentlemen:

         You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the mergers (individually, a "Merger" and collectively, the "Mergers") of SHG-II SUB, INC., SHG-III SUB, INC., SHG-IV SUB, INC., SHG-V SUB, INC., SHG-VI SUB, INC., SHG-VII SUB, INC., and SHG-VIII SUB, INC. (collectively, the "Lodgian Affiliated Subsidiaries"), all the stock of each of which is owned directly by Lodgian, Inc. ("Lodgian"), with and into P-Burg Lodging Associates, Inc., Hazard Lodging Associates, Inc., Memphis Lodging Associates, Inc., Delk Lodging Associates, Inc., Impac Hotel Development, Inc., Impac Design and Construction, Inc., and Impac Hotel Group, Inc. (individually, an "Impac Affiliated Company" and collectively, the "Impac Affiliated Companies"), respectively, with each


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of the Impac Affiliated Companies as the entities surviving each of the Mergers, in accordance with the terms of that certain Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 16, 1998, and that certain Amended and Restated Agreement and Plan of Merger, dated as of July 22, 1998, by and among Servico, Inc., Impac Hotel Group, L.L.C., Lodgian, the Impac Affiliated Companies, and the Lodgian Affiliated Subsidiaries (collectively, the "Merger Agreement") copies of which are incorporated herein by reference. Specifically, you have requested us to opine that the Mergers of the Lodgian Affiliated Subsidiaries and the Impac Affiliated Companies will be disregarded for federal income tax purposes and that the shareholders of the Impac
Affiliated Companies will be deemed to have transferred their Impac Affiliated Companies stock for Lodgian Common Stock and cash in a transaction that qualifies as a transfer to a controlled corporation within the meaning of
Section 351 of the Code.

         In rendering the opinions expressed below, we have examined the following documents (the "Documents"):

         (a)      The Merger Agreement;

         (b) The certificates containing the Statements of Facts and Representations of Lodgian and Servico, and of the Impac Affiliated Companies (the "Tax Representations") attached hereto as Exhibits A, B, C, D, E, F, G, and H respectively, and incorporated herein by reference; and,

         (c) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

         Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.

         In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

         In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) that the Mergers will be effected in accordance with the terms set forth in the documents.

         In addition, you have not asked us to opine with respect to any tax considerations under foreign, state, or local laws, or the tax considerations to certain holders of Impac Affiliated


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Companies shares in light of their particular circumstances, specifically, shareholders who are not United States persons, dealers in securities, tax-exempt entities, and other shareholders who acquired their interests in any of the Impac Affiliated Companies pursuant to the exercise of options or otherwise as compensation. Also, this opinion does not address any tax considerations associated with the receipt of Lodgian Common Stock by holders of Impac Affiliated Companies options or warrants in exchange for such options or warrants.

                                     OPINION

         Based upon and subject to the foregoing, it is our opinion that the Mergers will be disregarded for federal income tax purposes and will be treated as if the shareholders of Impac Affiliated Companies stock exchanged their stock directly for Lodgian Common Stock and cash pursuant to the terms of the Merger Agreement, and that the Mergers, along with the Servico Merger and the Impac Merger, as set forth in the Merger Agreement, will be considered integral steps that are part of an overall plan and, as such, the exchange of Impac Affiliated Companies stock by the holders of that stock for Lodgian Common Stock and cash will be considered to be a transfer to a controlled corporation within the meaning of Section 351 of the Code. Accordingly, it is our opinion that:

         a. No income, gain, or loss is recognized for federal income tax purposes by Lodgian, the Lodgian Affiliated Subsidiaries, or the Impac Affiliated Companies as a result of the Mergers. Code Sections 361(a) and 1032(a).

                  No gain or loss is recognized for federal income tax purposes by a shareholder of an Impac Affiliated Company stock upon the transfer of such stock for shares of Lodgian Common Stock, except that gain realized on the transfer (if any), but not loss, will be recognized by the shareholder but not in excess of the cash received by the shareholder. Code Section 351(a) and (b). The amount of gain (if any) realized by a shareholder of an Impac Affiliated Company stock will be equal to the excess, if any, of the sum of the fair market value of the Lodgian Common Stock and the cash received in the Merger over such shareholder's basis in the Impac Affiliated Company stock.

         c. The basis of the Lodgian Common Stock received in a Merger by a shareholder of an Impac Affiliated Company stock equals that shareholder's basis in his Impac Affiliated Company stock exchanged in the Merger increased by the amount of gain recognized under paragraph b. and decreased by the amount of cash received by that shareholder in the Merger. Code Section 358(a).


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         d.       The holding period of the Lodgian Common Stock received in a
                  Merger by an Impac Affiliated Company shareholder includes the holding period of such shareholder's Impac Affiliated Company stock transferred to Lodgian in the Merger, provided the stock was held as a capital asset by the Impac Affiliated Company shareholder on the date of the Merger. Code Section 1223(1).

         e. The character of any gain recognized, as set forth in paragraph b. above, by an Impac Affiliated Company shareholder will be capital gain, assuming that the shareholder holds his Impac Affiliated Company stock as a capital asset. Code
                  Section 1221.

                             *   *   *   *   *

         Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify or render one or more of the legal opinions expressed herein null and void.

         This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Lodgian, Inc. (Regis. No. 333- 59315) and to the reference to our firm in the aforementioned Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                                                   Very truly yours,



                                         POWELL, GOLDSTEIN, FRAZER & MURPHY LLP